Exhibit 99.1

EXCERPTS FROM THE COMMON STOCK PRELIMINARY PROSPECTUS SUPPLEMENT

On July 18, 2017, Crown Castle International Corp. (the “Company” or “Crown Castle”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LTS Group Holdings LLC (“Lightower”), Berkshire Fund VII-A (LTS) Acquisition Partners, Berkshire Fund VIII-A (LTS) Acquisition Partners, LTS Berkshire Fund VII-A Blocker Corporation, LTS Berkshire Fund VIII-A Blocker Corporation, LTS Co-Invest Blocker LLC, LTS Co-Invest Blocker II LLC, LTS Rollover Blocker LLC, LTS BF VII-A Blocker Merger Sub, Inc., LTS BF VIII-A Blocker Merger Sub, Inc., LTS Co-Invest Blocker Merger Sub, Inc., LTS Co-Invest Blocker II Merger Sub, Inc., LTS Rollover Blocker Merger Sub, Inc., LTS Group Holdings Merger Sub, Inc. and BSR LLC, as equityholders’ representative, pursuant to which the Company has agreed to acquire all of the outstanding equity interests in Lightower in a series of related transactions. Unless otherwise indicated or the context otherwise requires, the terms “Crown Castle”, “we”, “our”, “the Company” and “us” refer to Crown Castle International Corp., a Delaware corporation, and its subsidiaries on a consolidated basis. The term “CCIC” refers to Crown Castle International Corp. and not to any of its subsidiaries.

Excerpt from “Risk Factors—Risks Relating to the Proposed Lightower Acquisition”

The proposed Lightower Acquisition may not be completed within the expected timeframe, if at all, and the pendency of the proposed Lightower Acquisition could adversely affect our business, financial condition, results of operations and cash flows.

Completion of the proposed Lightower Acquisition is subject to the satisfaction (or waiver) of a number of conditions, many of which are beyond our control and may prevent, delay or otherwise negatively affect its completion. We cannot predict when these conditions will be satisfied, if at all. Failure to complete the proposed Lightower Acquisition would, and any delay in completing the proposed Lightower Acquisition could, prevent us from realizing the anticipated benefits from the proposed Lightower Acquisition. Additionally, if we fail to close the proposed Lightower Acquisition and are otherwise in breach of our obligations, we could be liable for damages. Finally, if we fail to close the proposed Lightower Acquisition before certain milestone dates in the Merger Agreement and/or the Merger Agreement is terminated due to a failure to obtain necessary regulatory approvals, we are obligated under the Merger Agreement to pay certain delay fees, or potentially, a break up fee to Lightower. The proposed Lightower Acquisition is expected to close by the end of 2017.

We may fail to realize all of the anticipated benefits of the proposed Lightower Acquisition or those benefits may take longer to realize than expected. We may also encounter significant difficulties in integrating Lightower’s business.

Our ability to realize the anticipated benefits of the proposed Lightower Acquisition will depend, to a large extent, on our ability to integrate the Lightower business into ours. The integration of an independent business into our business is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources prior to closing to prepare for integrating, and we will be required to devote significant management attention and resources post-closing to integrate, Lightower’s business practices and operations with ours, including a larger fiber solutions business than we currently manage. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full expected benefits. The failure to meet the challenges involved in integrating Lightower’s business and to realize the anticipated benefits of the transactions could cause an interruption of, or a loss of momentum in, the activities of the Company after the acquisition and could adversely affect our results of operations. In addition, we could also encounter additional transaction-related costs or other factors, which could cause dilution or decrease or delay the expected benefits of the proposed Lightower Acquisition and cause a decrease in the market price of our common stock.

Finally, if the Lightower Acquisition does not provide the level of contribution we currently anticipate, our expectation of increasing our quarterly dividend on our common stock would be negatively impacted.

If the proposed Lightower Acquisition is consummated and this offering or the Mandatory Convertible Preferred Stock Offering is not completed (or results in aggregate net cash proceeds significantly less than contemplated by this prospectus supplement), we may incur a substantially greater amount of debt than we currently anticipate, including borrowings under the Bridge Facility. This additional debt could adversely affect our business, including by restricting our ability to engage in additional transactions or incur additional indebtedness or resulting in a downgrade or other adverse action with respect to our credit rating.

In connection with the proposed Lightower Acquisition, we expect to incur up to approximately $2.5 billion of additional indebtedness pursuant to the Debt Financing, and if and to the extent this offering and/or the Mandatory Convertible Preferred Stock Offering are not completed or are completed for less proceeds than anticipated, we would fund any shortfall with additional Debt Financing, which may include borrowings under the Bridge Facility. In all cases, following the completion of the proposed Lightower Acquisition, we will continue to have a significant amount of debt outstanding. Our net consolidated borrowing costs, which cannot be predicted at this time, will depend on rates in effect from time to time, the structure of the debt, taxes and other factors. See “Risk Factors—Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated” beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for a discussion of certain risks related to the consequences a substantial level of debt could have on our business.

In addition, any borrowings under the Bridge Facility will mature 364 days after they are incurred. We may not be able to refinance borrowings under the Bridge Facility on favorable terms or at all before their maturity. In addition, the interest rate applicable to borrowings under the Bridge Facility will increase at the end of each three-month period after the borrowing date. Accordingly, we may incur additional interest expense if we are unable to refinance borrowings under the Bridge Facility before the interest rate increases take effect.

Our credit ratings impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our credit ratings at any time will reflect each rating organization’s then opinion of our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future. Any reduction in our credit ratings may limit our ability to borrow at interest rates consistent with the interest rates that have been available to us prior to the proposed Lightower Acquisition, and may subject us to additional covenants under our debt instruments. Any impairment of our ability to obtain future financing on favorable terms could have an adverse effect on our ability to refinance the Bridge Facility, if drawn, with the issuance of debt securities or alternatives to the Bridge Facility on terms more favorable than under the Bridge Facility.

We are not providing pro forma financial statements reflecting the impact of the proposed Lightower Acquisition on our historical operating results.

Following the consummation of the proposed Lightower Acquisition, we will be required to file a Current Report on Form 8-K that contains audited balance sheet and income statement data for Lightower as of and for the then most recently ended fiscal year, as well as unaudited balance sheet and income statement information as of and for the then most recent interim period, in each case in accordance with SEC rules, and, based on that balance sheet and income statement data, pro forma financial statement information for those periods reflecting the estimated pro forma impact of the proposed Lightower Acquisition. While we have provided audited financial statements for Lightower as Exhibit 99.2 to our Current Report on Form 8-K filed on July 19, 2017, we do not expect to file a Current Report on Form 8-K with quarterly financial information for Lightower and pro forma financial statement information until after the closing of the proposed Lightower Acquisition and, as a result, we are not in a position at this time to include any pro forma financial statement information in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of the pro forma financial statement information.

It is possible that our experience in operating Lightower’s business will require us to adjust our expectations regarding the impact of the proposed Lightower Acquisition on our operating results.